Exhibit 2.1

AGREEMENT

BETWEEN

BLUE CROSS AND BLUE SHIELD

OF SOUTH CAROLINA (“SELLER”)

AND

CT TECHNOLOGIES HOLDINGS, LLC (“BUYER”)

TO PURCHASE STOCK OF

COMPANION TECHNOLOGIES

CORPORATION (“COMPANY”)

DATED AS OF DECEMBER 31, 2006

TABLE OF CONTENTS

§1.	Definitions		5

§2.	Purchase and Sale of Company Shares		13
	(a)	Basic Transaction; Purchase Price	13
	(b)	Payment of Purchase Price	13
	(c)	Determination of Purchase Price	13
	(d)	Closing	16

§3.	Representations and Warranties Concerning Transaction		16
	(a)	Seller’s Representations and Warranties	16
	(b)	Buyer’s Representations and Warranties	17

§4.	Representations and Warranties Concerning Company		18
	(a)	Organization, Qualification, and Corporate Power	18
	(b)	Capitalization	18
	(c)	Non-contravention	18
	(d)	Brokers’ Fees	19
	(e)	Title to Assets	19
	(f)	Subsidiaries	19
	(g)	Financial Statements	19
	(h)	Absence of Certain Changes or Events	19
	(i)	Legal Compliance	22
	(j)	Tax Matters	22
	(k)	Real Property	23
	(l)	Intellectual Property	24
	(m)	Contracts	26
	(n)	Powers of Attorney	28
	(o)	Litigation	28
	(p)	Insurance	28
	(q)	Employee Benefits	29
	(r)	Labor and Employment Matters	30
	(s)	Environmental, Health and Safety Matters	30
	(t)	Undisclosed Liabilities	31
	(u)	Certain Business Relationships	31
	(v)	Change of Control Payments	31
	(w)	Notes and Accounts Receivable	31
	(x)	Customers and Suppliers	32
	(y)	Service Guarantees	32
	(z)	Disclaimer of Other Representations and Warranties	32

§5.	Pre-Closing Covenants		32
	(a)	General	32
	(b)	Notices and Consents	32
	(c)	Operation of Business	32

	(d)	Preservation of Business	33
	(e)	Access of Buyer	33
	(f)	Notice of Developments	33
	(g)	Exclusivity	34
	(h)	Asset Transfer	34
	(i)	Repayment of Indebtedness; Release of Liabilities	34
	(j)	Termination of Affiliate Transactions	34

§6.	Covenants		34
	(a)	Non-Competition/Non-Solicitation	34
	(b)	Confidentiality	36
	(c)	Use of “Companion” Name and Logo	36
	(d)	Real Property Leases	36
	(e)	Employees	36
	(f)	Assistance and Cooperation	38
	(g)	Preservation of Records	38

§7.	Conditions to Obligation to Close		39
	(a)	Conditions to Buyer’s Obligation	39
	(b)	Conditions to Seller’s Obligation	40

§8.	Termination		42
	(a)	Events of Termination	42
	(b)	Effect of Termination	42

§9.	Remedies for Breaches of this Agreement		42
	(a)	Survival of Representations and Warranties	42
	(b)	Indemnification Provisions for Buyer’s Benefit	42
	(c)	Indemnification Provisions for Seller’s Benefit	43
	(d)	Matters Involving Third Parties	43
	(e)	Determination of Adverse Consequences	45
	(f)	Certain Limitations on Indemnification	45
	(g)	Exclusive Remedy	46
	(h)	Environmental Remedies	46

§10.	Tax Matters		46
	(a)	Pre-Closing Periods	46
	(b)	Post Closing Periods	47
	(c)	Allocation Between Periods	47
	(d)	Tax Returns Filing Responsibility	47
	(e)	Cooperation	47
	(f)	Tax Sharing Agreements	48

§11.	Miscellaneous		48
	(a)	Expenses	48
	(b)	Transfer Taxes	48
	(c)	Press Releases and Public Announcements	48

(d)	No Third-Party Beneficiaries	48
(e)	Severability	48
(f)	Entire Agreement	48
(g)	Succession and Assignment	49
(h)	Counterparts	49
(i)	Headings	49
(j)	Notices	49
(k)	Governing Law	50
(l)	Amendments and Waivers	50
(m)	Construction	51
(n)	Incorporation of Exhibits and Schedules	51
(o)	Time of the Essence	51
(p)	Submission to Jurisdiction	51
(q)	Waiver of Jury Trial	52

Exhibits

Exhibit A	–	PPMS Functionality
Exhibit B	–	EMRS Functionality
Exhibit C	–	RCMS Functionality
Exhibit D	–	Historical Financial Statements
Exhibit E	–	Exceptions to Excluded Assets
Exhibit F	–	POC-2 Product Description
Schedules

Schedule 3(a)(iv)	–	Broker’s Fees
Schedule 4(a)	–	Organization, Qualification, and Corporate Power
Schedule 4(c)	–	Non-contravention
Schedule 4(h)	–	Absence of Certain Changes or Events
Schedule 4(i)	–	Legal Compliance
Schedule 4(j)	–	Tax Matters
Schedule 4(k)(ii)	–	Real Property
Schedule 4(l)(i)	–	Intellectual Property Rights
Schedule 4(l)(iii)	–	Company Software Exceptions
Schedule 4(l)(vi)	–	Intellectual Property Claims and Infringement
Schedule 4(l)(vii)	–	HIPAA Compliance
Schedule 4(l)(viii)	–	Source Code
Schedule 4(m)(i)	–	Contracts
Schedule 4(m)(ii)	–	Contract Exceptions
Schedule 4(o)	–	Litigation
Schedule 4(p)	–	Insurance
Schedule 4(q)(i)	–	Employee Benefit Plans
Schedule 4(r)	–	Labor and Employment Matters
Schedule 4(s)	–	Environmental, Health and Safety Matters
Schedule 4(t)	–	Undisclosed Liabilities

Schedule 4(u)	–	Certain Business Relationships
Schedule 4(v)	–	Change of Control Payments
Schedule 4(w)	–	Notes and Accounts Receivable
Schedule 4(x)	–	Customers and Suppliers
Schedule 4(y)	–	Service Guarantees
Schedule 5(i)	–	Repayment of Indebtedness
Schedule 6(e)(i)	–	Excluded Employees

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of the date set forth on the signature page hereof by and between Blue Cross and Blue Shield of South Carolina, a South Carolina mutual insurance company (“Seller”) and CT Technologies Holdings, LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller are referred to collectively herein as the “Parties.”

Seller owns all of the outstanding capital stock of Companion Technologies Corporation, a South Carolina corporation (“Company”).

Company and its Subsidiary Companion Systems Incorporated, a South Carolina corporation (“Companion Systems”), are in the business (the “CTC Business”) of the design, manufacture, distribution, maintenance and support of an integrated suite of the following three software products: (i) a physician practice management system (the “Physician Practice Management System”) having the functionality listed in Exhibit A (the “PPMS Functionality”), (ii) an electronic medical records system (the “Electronic Medical Records System”) having the functionality listed in Exhibit B (the “EMRS Functionality”), and (iii) a revenue cycle management and reporting system (the “Revenue Cycle Management System”) having the functionality listed in Exhibit C (the “RCMS Functionality”).

This Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, all of the outstanding capital stock of Company in return for cash.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein and in the Related Agreements, the Parties agree as follows.

§1.	Definitions.

“Adjustment Time” means the close of business on December 28, 2006.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the preface hereof.

“Applicable Rate” means the per annum rate of interest published in the Money Rates section of the Wall Street Journal as the “composite prime rate”.

“Assignment Agreement” means that certain Assignment and Agreement to be entered into at Closing by and between Company and Seller in form and substance satisfactory to Buyer.

“Balance Sheet” means the balance sheet included in the Financial Statements for the fiscal year ended December 31, 2005 and attached hereto as Exhibit D.

“Business Day” means any day of the year on which national banking institutions in New York, Massachusetts and South Carolina are open to the public for business and are not required or authorized to close.

“Buyer” has the meaning set forth in the preface hereof.

“Buyer 401(k) Plan” has the meaning set forth in §6(e)(iii) hereto.

“Buyer Indemnified Party” has the meaning set forth in §9(b) hereof.

“Cap” has the meaning set forth in §9(f)(i) hereof.

“CERCLA” has the meaning set forth in §9(h) hereof.

“Closing” has the meaning set forth in §2(d) hereof.

“Closing Date” has the meaning set forth in §2(d) hereof.

“Closing Statement” has the meaning set forth in §2(c)(ii) hereof.

“Closing Working Capital” means the consolidated current assets of the Company Group as of the Adjustment Time (including cash and cash equivalents but excluding all “lease to purchase” receivables, all receivables not generated from the sale of products or services in the Ordinary Course of Business, deferred tax assets and Income Tax refund receivables) less the consolidated current liabilities of the Company Group as of the Adjustment Time (excluding any amounts payable to Seller or its Affiliates, the current portion of any long-term Indebtedness and any accrual for Income Taxes and any Transaction Expenses deducted from the Purchase Price in §2(a), other than the bonuses described in Schedule 4(m)(i)(P), the full amount of which the parties agree will be included as a current liability whether or not required to be accrued in accordance with GAAP as of the Adjustment Time), in each case determined in accordance with §2(c)(iii).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Code §4980B, and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companion Name and Logo” has the meaning set forth in §6(c) hereof.

“Companion Systems” has the meaning set forth in the preface hereof.

“Company” has the meaning set forth in the preface hereof.

“Company Group” means Company and Companion Systems.

“Company Intellectual Property Rights” has the meaning set forth in §4(l)(ii) hereof.

“Company Share” means any share of the issued and outstanding capital stock of Company.

“Company Software” has the meaning set forth in §4(l)(iii) hereof.

“Company Systems” has the meaning set forth in §4(l)(v) hereof.

“Confidential Information” means any information concerning a specified Person or its business and affairs that is not known generally to the public; provided, however, Confidential Information does not include any information that becomes generally available to professionals in the industry or otherwise enters the public domain other than by any act or omission of the Person against whom the obligation of confidentiality is asserted.

“Continuing Affiliate Contract” means each of this Agreement and the Related Agreements.

“Contracts” has the meaning set forth in §4(m)(i) hereof.

“CTC Business” has the meaning set forth in the preface hereof.

“CTC Workers” has the meaning set forth in §6(e)(i) hereof.

“Deductible” has the meaning set forth in §9(f)(i) hereof.

“Electronic Medical Records System” has the meaning set forth in the definition of “CTC Business” hereto.

“Employee” has the meaning set forth in §6(a)(ii) hereof.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other benefit plan, program or arrangement (i) maintained, sponsored or contributed to by Seller or any ERISA Affiliate on behalf of the Company Group, (ii) maintained, sponsored or contributed to (or required to be contributed to) by any member of the Company Group, or (iii) with respect to which any member of the Company Group has any Liability.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“EMRS Functionality” has the meaning set forth in the preface hereof.

“Environmental, Health and Safety Requirements” means all federal, state, local, and foreign statutes, regulations, and ordinances all judicial or administrative orders and determinations, all contractual obligations with Governmental Authorities, and all common law, concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person at any relevant time considered a single employer with Company or any of its Subsidiaries under Code §414 or ERISA §4001.

“Estimated Closing Statement” has the meaning set forth in §2(c)(i) hereof.

“Estimated Closing Working Capital” is the Closing Working Capital amount set forth on the Estimated Closing Statement.

“Estimated Purchase Price” has the meaning set forth in §2(c)(i) hereof.

“Estimated Transaction Expenses” is the Transaction Expenses amount set forth on the Estimated Closing Statement.

“Estoppel Certificates” has the meaning set forth in §6(d) hereof.

“Excluded Assets” means, collectively, (i) the POC-2 Product, (ii) the Excluded IP, (iii) all shares of capital stock of Companion Professional Services, LLC, a South Carolina limited liability company and (iv) the assets primarily related to the data center utilized by the CTC Business, other than those assets set forth on Exhibit E hereto.

“Excluded IP” means the BCBCSC IP as defined in the Assignment Agreement which, for the avoidance of doubt, includes (i) the Companion Name and Logo and (ii) the Intellectual Property Rights exclusively used in connection with the POC-2 Product.

“Final Purchase Price” has the meaning set forth in §2(c)(v) hereof.

“Financial Statements” has the meaning set forth in §4(g) hereof.

“Fundamental Representations” has the meaning set forth in §9(a) hereof.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any of the following: (i) the United States of America and any foreign country; (ii) any state, commonwealth, territory or province of the United States of America or any foreign country; (iii) any political subdivision of any of the foregoing (including counties, municipalities and the like); and (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

“Hazardous Materials” means any substance or material defined by, regulated under, or subject to imposition of liability under any Environmental, Health and Safety Requirements, including petroleum or any fraction thereof, lead, asbestos, or polychlorinated biphenyls.

“Headquarters Lease” has the meaning set forth in §7(a)(xiv) hereof.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as may be amended from time to time.

“Income Taxes” means all Taxes imposed on or measured by gross receipts or net income gains, whether denoted by the relevant taxing authority as income, franchise or other name.

“Indemnified Party” has the meaning set forth in §9(d)(i) hereof.

“Indemnifying Party” has the meaning set forth in §9(d)(i) hereof.

“Independent Accountant” means Deloitte & Touche, KPMG or other independent accounting firm mutually agreeable to Company, Seller and Buyer.

“Intellectual Property Rights” means any and all of the following in any jurisdiction throughout the world: (i) all inventions (whether or not patentable or reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations thereof, (ii) all trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, and Internet domain names, together with all translations, adaptations, derivations, and combinations thereof, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing, (iii) all works of authorship (whether or not copyrightable), copyrights (including look-and-feel), mask works, and moral rights, and all applications, registrations, and renewals in connection with any of the foregoing, (iv) all trade secrets, know-how, industrial models, proprietary architectures, and confidential information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (v) software (including source code, executable code, data, databases, web sites, and related documentation) (the “Software”), (vi) all other proprietary and intellectual property rights, and (vii) all copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

“Insurance Policies” has the meaning set forth in §4(p) hereof.

“Knowledge” means actual knowledge without obligation of any further inquiry in connection with this Agreement. “Knowledge of Seller” means the Knowledge of Harvey Galloway, Teresa Kinard, Deryl Metze, John Tempesco, Cathy Huddle, Robert Rhodes and Judith Davis. “Knowledge of Buyer” means the Knowledge of Patrick J. Haynes, III and Michael Labedz.

“Law” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts, rulings, charges or decrees of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in the CTC Business.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any member of the Company Group, pursuant to which any member of the Company Group holds any Leased Real Property.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and whether the amount thereof is readily ascertainable or not), including any liability for Taxes.

“License Agreement” means the license agreement to be entered into between Seller and Company at the Closing pursuant to which Seller grants a perpetual, royalty-free license to Company with respect to the Excluded IP other than the Companion Name and Logo.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

“Material Adverse Effect” means a materially adverse effect on (i) the CTC Business or the assets, liabilities, properties, financial condition or results of operations of the Company Group, taken as a whole, or (ii) the ability of Seller to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect of the type described in clause (i) above, any adverse effect arising from or relating to (A) general business or economic conditions, including such conditions related to the business of the Company Group, to the extent that no member of the Company Group is disproportionately affected, (B) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, to the extent that no member of the Company group is disproportionately affected, (C) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), to the extent that no member of the Company Group is disproportionately affected, (D) changes in GAAP, (E) the taking of any action contemplated by this Agreement and the Related Agreements, or (F) any fact or circumstance as of the date hereof that is Known to Buyer or that is known generally to professionals in the industry.

“Medicaid Contract” means the customer contract between Company and Seller dated as of December 27, 2006 with respect to the electronic submission of Medicaid claims.

“Most Recent Financial Statements” has the meaning set forth in §4(g) hereof.

“Most Recent Fiscal Month End” has the meaning set forth in §4(g) hereof.

“Most Recent Fiscal Year End” has the meaning set forth in §4(h) hereof.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Non-Solicitation Period” has the meaning set forth in §6(a)(ii) hereof.

“Notice of Disagreement” has the meaning set forth in §2(c)(iii) hereto.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface hereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Lien” means any (i) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) purchase money liens and liens securing rental payments under capital lease arrangements, (iii) liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (iv) liens imposed by Law, such as those of carriers, warehousemen, mechanics, materialmen and landlords, for amounts that are (x) not due and payable as of the Closing Date or (y) being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (v) liens that do not, individually or in the aggregate, materially interfere with the present use of the assets of the CTC Business or materially detract from their value and (vi) with respect to each Leased Real Property (A) zoning, building codes and other land use Laws regulating the use or occupancy of such Leased Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Leased Real Property that are not violated by the current use or occupancy of such Leased Real Property or the operation of the CTC Business as currently conducted thereon and (B) easements, covenants, conditions, restrictions, and other similar matters of record affecting title to such Leased Real Property that do not or would not impair the use or occupancy of such Leased Real Property in the operation of the CTC Business as currently conducted thereon or materially detract from their value.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Physician Practice Management System” has the meaning set forth in the definition of “CTC Business”.

“POC-2 Product” means the product described on Exhibit F hereto.

“Post-Closing Tax Period” has the meaning set forth in §10(b) hereof.

“PPMS Functionality” has the meaning set forth in the preface hereof.

“Pre-Closing Tax Period” has the meaning set forth in §10(a) hereof.

“Purchase Price” has the meaning set forth in §2(a) hereof.

“RCMS Functionality” has the meaning set forth in the preface hereof.

“Related Agreements” means the Transition Services Agreement, the License Agreement, the Headquarters Lease, the Tricare Contract, the Medicaid Contract and the Assignment Agreement.

“Restructuring Expenses” means the unpaid amount of any and all Liabilities of the Company Group incurred in connection with the pre-Closing restructuring of the CTC Business and its workforce, including (i) any severance or bonus payments payable to any employees of Seller or any of its Affiliates or any member of the Company Group and (ii) any legal, financial or other advisory fees.

“Revenue Cycle Management System” has the meaning set forth in the definition of “CTC Business” hereto.

“Seller” has the meaning set forth in the preface hereof.

“Seller 401(k) Plan” has the meaning set forth in §6(e)(iii) hereto.

“Seller Indemnified Party” has the meaning set forth in §9(c) hereof.

“Seller Tax Liabilities” has the meaning set forth in §10(a) hereof.

“Software” has the meaning set forth in clause (v) of the definition of Intellectual Property Rights.

“Straddle Period” has the meaning set forth in §10(a) hereof.

“Subsidiary” means, with respect to any business entity, another business entity in which a majority of the total voting or equity interests is owned or controlled, directly or indirectly, by the first business entity (or one or more of the other Subsidiaries of the first business entity), or a combination thereof. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Systems” has the meaning set forth in §4(l)(v) hereof.

“Target Working Capital” means $2,390,000.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in §9(d)(i) hereof.

“Transfer Taxes” has the meaning set forth in §11(b) hereof.

“Transaction Expenses” means the unpaid amount of any and all Liabilities of the Company Group, with respect to (i) legal and other costs and expenses incurred in connection with the transactions contemplated herein or in the Related Agreements (including fees and expenses of Nexsen Pruet, LLC and William Blair & Company), (ii) bonuses and other compensation (excluding regular and ordinary salary payments) payable to any of the directors, officers or other employees of the Company Group (whether employed by Seller or the Company Group prior to Closing) in connection with the consummation of the transactions contemplated herein, and (iii) Restructuring Expenses.

“Transition Services Agreement” means that certain transition services agreement to be entered into at the Closing by and between Company and Seller in form and substance satisfactory to Buyer.

“Tricare Contract” means that certain customer contract between Company and PGBA, LLC dated as of December 27, 2006 with respect to the electronic submission of Tricare claims.

“WARN Act” has the meaning set forth in §4(r) hereof.

§2.	Purchase and Sale of Company Shares.

(a) Basic Transaction; Purchase Price. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Company Shares for aggregate consideration (the “Purchase Price”) equal to $37,000,000 minus (i) the amount, if any, by which Target Working Capital exceeds Closing Working Capital, plus (ii) the amount, if any, by which Closing Working Capital exceeds Target Working Capital, minus (iii) the aggregate amount of any Transaction Expenses. The Purchase Price shall be determined in accordance with §2(c).

(b) Payment of Purchase Price. Subject to terms and conditions set forth herein, at the Closing Buyer shall pay the Estimated Purchase Price, by delivery of the Purchase Price to Seller by wire transfer of immediately available funds to an account specified by Seller not later than two (2) Business Days prior to the Closing.

(c) Determination of Purchase Price.

(i) Not later than five (5) Business Days prior to the Closing, Seller shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) which shall set forth Seller’s estimates of Closing Working Capital and Transaction Expenses, together with a calculation of the Purchase Price based on such estimates (the “Estimated Purchase Price”). The Estimated Closing Statement (and the determinations made therein) shall not be binding on the parties hereto until approved by Buyer in writing, which approval shall not be unreasonably withheld. Company shall make available to Buyer, at reasonable times, all relevant books and records and any work papers (including those of the Company Group’s accountants, to the extent permitted by such accountants) relating to the Estimated Closing Statement and all other items reasonably requested by Buyer in connection therewith. The Estimated Closing Statement shall be prepared in accordance with this Agreement, including §2(c)(vii).

(ii) As promptly as practicable, but no later than ninety (90) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a statement (the “Closing Statement”), which shall include a calculation of Closing Working Capital and Transaction Expenses, together with a calculation of the Purchase Price based on such calculations. The Closing Statement shall be prepared in accordance with this Agreement, including §2(c)(vii). The Buyer shall use commercially reasonable efforts to include in the Closing Statement reasonable supporting data sufficient to permit a third party to determine the accuracy and validity of the calculations.

(iii) If Seller disagrees with Buyer’s calculation of Closing Working Capital, Transaction Expenses and the Purchase Price delivered pursuant to §2(c)(ii), Seller may, within thirty (30) days after delivery of the Closing Statement, deliver a notice (a “Notice of Disagreement”) to Buyer stating that Seller disagrees with such calculation and setting forth a description in reasonable detail of the basis for Seller’s disagreement and the adjustments to the Closing Statement and the corresponding adjustments to the calculations of Closing Working Capital, Transaction Expenses and Purchase Price that Seller believes should be made. Company shall make available to Seller, at reasonable times, all relevant books and records and any work papers (including those of the Company Group’s accountants, subject to execution of customary third-party access letters and indemnification agreement) relating to the Closing Statement and all other items reasonably requested by Seller in connection therewith. Any item relating to Closing Working Capital, Transaction Expenses or Purchase Price not included in the Notice of Disagreement shall be deemed final and binding on the parties on the last day of such 30-day period. If no Notice of Disagreement is received by Buyer on or before the last day of such 30-day period, then the Closing Statement and the calculations of Closing Working Capital, Transaction Expenses and the Purchase Price set forth therein shall be final. Buyer shall have 30 days from its receipt of the Notice of Disagreement to review and respond to the Notice of Disagreement.

(iv) If a Notice of Disagreement shall be duly delivered pursuant to §2(c)(iii), Seller and Buyer shall, during the fifteen (15) days following the completion of Buyer’s review of the Notice of Disagreement, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, Closing Working Capital, Transaction Expenses and Purchase Price. If during such period, Seller and Buyer are unable to reach such agreement, they shall promptly thereafter cause the Independent Accountant to review this Agreement and the disputed items or amounts to determine, in accordance with §2(c)(vii), and only with respect to the remaining items of disagreement so submitted (and within the range of dispute between the Closing Statement and the Notice of Disagreement with respect to each such items), whether and to what extent the Closing Statement requires adjustment (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator). Each of Buyer and Seller agree that it shall not engage, or agree to engage the Independent Accountant to perform any services other than as the Independent Accountant pursuant hereto until the Closing Statement has been finally determined pursuant to this §2(c); provided that this shall not prohibit a portfolio company of ABRY Partners, LLC (or its Affiliates) from engaging the Independent Accountant. Each of Buyer and Seller agrees to execute, if requested by the Independent Accountant, a reasonable engagement letter so long as such engagement letter reflects the costs sharing arrangement described below. Buyer and Seller shall cooperate with the Independent Accountant and promptly provide all documents and information requested by the Independent Accountant. In making such calculation, the Independent Accountant shall consider only those items or amounts in the Closing Statement and the calculations set forth therein as to which Seller has disagreed in its Notice of Disagreement duly delivered pursuant to §2(c)(iii). The Independent Accountant shall deliver to Seller and Buyer, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Independent Accountant), a report setting forth such calculation. Such report shall be final and binding upon Seller and Buyer, shall be deemed a final arbitration award that is binding on Buyer and Seller and neither Buyer nor Seller shall seek further recourse to courts or other tribunals, other than to enforce such report. Judgment may be entered to enforce such report in any court of competent jurisdiction. The fees and disbursements of the Independent Accountant shall be borne by (i) Seller in the proportion that the aggregate amount of the disputed items submitted to the Independent Accountant that are unsuccessfully disputed by the Seller bears to the aggregate amount in dispute and (ii) by Company in the proportion that the aggregate amount of the disputed items submitted to the Independent Accountant that are unsuccessfully disputed by Buyer bears to the aggregate amount in dispute. All other costs and expenses incurred by any party in connection with this §2(c)(iv) shall be borne by such party.

(v) Upon the final determination of the Purchase Price pursuant to §2(c)(iii) and, if applicable, §2(c)(iv) (as so determined, the “Final Purchase Price”), the following payments shall be made:

(A) if the Final Purchase Price is less than the Estimated Purchase Price, Seller shall pay to Buyer an amount equal to such difference; and

(B) if the Estimated Purchase Price is less than the Final Purchase Price, Company shall pay to Seller an amount equal to such difference.

(vi) Any payment pursuant to §2(c)(v) shall be made not later than the 5th Business Day after the Final Purchase Price has been determined, by wire transfer of immediately available funds. All payments under §2(c)(v) shall be with interest from the Closing Date to, and including, the date of payment at the Applicable Rate. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

(vii) The Estimated Closing Statement and the Closing Statement shall be prepared, and the estimates and calculations of Closing Working Capital and Transaction Expenses and the Purchase Price shall be calculated in accordance with GAAP as in effect on the date of the Most Recent Fiscal Year End, and consistent with the books and records of Seller and the Company Group; provided that (A) all accounting entries shall be taken into account regardless of their amount and all known errors and omissions shall be corrected, (B) all known proper adjustments shall be made (including, in the case of the Closing Statement, adjustments consistent with or of a type similar (but not necessarily limited) to those made in the preparation of the Estimated Closing Statement, whether or not in accordance with GAAP), and (C) appropriate reserves for all known and quantifiable Liabilities for which reserves are appropriate in accordance with GAAP as in effect on the date of the Most Recent Fiscal Year End shall be included.

(d) Closing. The closing of the transactions contemplated hereby (the “Closing”) shall be held at the offices of Nexsen Pruet Adams Keelmeier, 1441 Main Street, Suite 1500, Columbia, South Carolina, commencing at 10:00 a.m., eastern standard time, on the later of December 31, 2006 and the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties hereto will take at the Closing itself), or at such other place, time or date as Buyer and Seller may agree (the “Closing Date”).

§3.	Representations and Warranties Concerning Transaction.

(a) Seller’s Representations and Warranties. Seller represents and warrants to Buyer that the statements contained in this
§3(a) are correct and complete as of the date of this Agreement:

(i) Organization of Seller. Seller is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified has had (or could reasonably be expected to have) a Material Adverse Effect.

(ii) Authority and Approval. Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the Related Agreements, the performance of the covenants and agreements hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Seller.

(iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority or court to which Seller is subject or any provision of its charter, bylaws, or other governing documents, (ii) conflict with, result in a breach of, constitute a default under, or otherwise contravene any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which its assets are subject, (iii) result in the imposition or creation of a Lien, encumbrance or other third party right or interest upon or with respect to any Company Shares or (iv) have (or could reasonably be expected to have) a Material Adverse Effect.

(iv) Brokers’ Fees. Except as set forth on Schedule 3(a)(iv), Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer or any member of the Company Group could become liable.

(v) Company Shares. Seller is the record and beneficial owner of all of the Company Shares and has good and marketable title thereto, free and clear of any Liens, encumbrances or third party rights or interests of any nature with respect to any of the Company Shares or any voting, economic or other rights or interests in the Company Shares, including, but not limited to, options, warrants, purchase rights, or other contract or commitment (other than this Agreement) that would require Seller to sell, transfer, or otherwise dispose of the Company Shares. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the Company Shares.

(b) Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this §3(b) are correct and complete as of the date of this Agreement:

(i) Organization of Buyer. Buyer is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified has had (or could reasonably be expected to have) a Material Adverse Effect.

(ii) Authority and Approval. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the Related Agreements, the performance of the covenants and agreements hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Buyer.

(iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, or otherwise contravene any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound that would result in the imposition or creation of a Lien, encumbrance or other third party right or interest upon or with respect to the Purchase Price proceeds received by Seller.

(iv) Brokers’ Fees. Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable.

(v) Investment. Buyer is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended.

§4.	Representations and Warranties Concerning Company.

Seller represents and warrants to Buyer that the statements contained in this §4 are correct and complete as of the date of this Agreement:

(a) Organization, Qualification, and Corporate Power. Each member of the Company Group is a corporation duly organized, validly existing, and in good standing under the Laws of the State of South Carolina, and has all requisite corporate power and authority to own, lease and license the properties and assets it currently owns, leases or licenses and to carry on the CTC Business as it is currently conducted and currently contemplated to be conducted. Except as set forth on Schedule 4(a), each member of the Company Group is duly authorized to conduct business as a foreign corporation and in good standing under the Laws of each jurisdiction where such qualification is required, including jurisdictions in which the character of the properties and assets now owned or leased by it, or the nature of the CTC Business now conducted, requires it to be so licensed or qualified.

(b) Capitalization. The entire authorized capital stock of Company consists of 100,000 shares of $100.00 par value common stock, of which 100,000 shares are issued and outstanding. All of the authorized and issued capital stock of Companion Systems is owned by the Company. All of the issued and outstanding shares of capital stock of each member of the Company Group have been duly authorized and are validly issued, fully paid, and nonassessable. No shares of capital stock of any member of the Company Group are held in treasury, and there are no other issued or outstanding equity securities of any member of the Company Group and no other issued or outstanding securities of any member of the Company Group are convertible at any time into equity securities of any member of the Company Group. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any member of the Company Group to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any member of the Company Group.

(c) Non-contravention. Except as set forth on Schedule 4(c), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority or court to which each member of the Company Group are subject, (ii) violate any provision of the charter, bylaws or other governing documents of any member of the Company Group or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement,

Contract, lease, license, instrument, or other arrangement to which any member of the Company Group is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Except as set forth Schedule 4(c), no member of the Company Group is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

(d) Brokers’ Fees. No member of the Company Group has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Assets. Each member of the Company Group has (or at the Closing will have) good and marketable title to, or a valid leasehold or license interest in, all of the assets, tangible or intangible, used, held for use or necessary for the conduct of the CTC Business in the Ordinary Course of Business, free and clear of all Liens other than Permitted Liens and Liens that will be released on the Closing Date; provided that the use of the Companion Name and Logo shall be subject to §6(c).

(f) Subsidiaries. Companion Systems is Company’s only Subsidiary. All of the outstanding capital stock of Companion Systems is owned by Company.

(g) Financial Statements. Attached hereto as Exhibit D are the following financial statements of Company (collectively, the “Financial Statements”): (i) audited consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2001 through 2005; and (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the 11-month period ended November 30, 2006 (the “Most Recent Fiscal Month End”) for Company. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly the financial condition of Company as of such dates and the results of operations of Company for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

(h) Absence of Certain Changes or Events. Except as permitted or contemplated by this Agreement, since December 31, 2005 (“Most Recent Fiscal Year End”) and through the date hereof, each member of the Company Group has acted in the Ordinary Course of Business, and except as set forth on Schedule 4(h) attached hereto, no member of the Company Group has (and, solely with respect to the CTC Business and the Company Group, Seller has not):

(i) suffered or experienced any event, condition, change or development which, alone or together with all other events, conditions, changes or developments, has had or could reasonably be expected to have a Material Adverse Effect;

(ii) suffered any damage or destruction or other change has occurred with respect to any of the Leased Real Property or any portion thereof that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the use or occupancy of any of the Leased Real Property or the operation of the CTC Business;

(iii) suffered any material damage, destruction or casualty loss to any material physical property owned by it, whether or not covered by insurance;

(iv) incurred or discharged any material obligation or material Liability, except in the Ordinary Course of Business (none of which results from, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law by any member of the Company Group);

(v) sold, assigned, transferred or licensed any Company Intellectual Property Rights (other than non-exclusive licenses granted in the Ordinary Course of Business and the transfer of Company Intellectual Property Rights in accordance with §5(h)), or permitted the loss, lapse or abandonment of, or failed to take reasonable steps to maintain, enforce and protect, any Company Intellectual Property Rights;

(vi) increased the rate or terms of compensation payable or to become payable by it to its respective directors, officers or key employees, or increased the rate or terms of any bonus, pension or other employee benefit plan covering any of its respective directors, officers or key employees, except in each case increases occurring in the Ordinary Course of Business (including normal periodic performance reviews and related compensation and benefit increases);

(vii) amended, modified or established any Employee Benefit Plan in which employees or former employees of any member of the Company Group or any employees or former employees of Seller or Seller’s Affiliates who will be transferred to the Company Group in connection with the transactions contemplated under this Agreement participate;

(viii) entered into or made any amendment, termination or other modification of any Contract required to be disclosed under §4(m), except immaterial amendments, terminations or modifications made in the Ordinary Course of Business;

(ix) authorized for issuance, issued, sold, delivered or granted any ownership interest for, or made any agreement or any commitment to issue, sell, deliver or grant, any share of ownership interest or any securities convertible or exchangeable or exercisable into an ownership interest;

(x) made any declaration regarding, agreement to, commitment to, setting aside for or the distribution of or payment upon any capital stock or other ownership interest, or direct or indirect repurchases, redemptions or other acquisitions or dispositions or other acquisition or disposition of any shares of capital stock or any other securities of, or other ownership interests in, any member of the Company Group or any payments on the principal or interest on any note, bond, debt instrument or debt to any Affiliate of any member of the Company Group;

(xi) amended the charter, bylaws or any of its other respective governing documents;

(xii) made any election or change in any material election in respect of taxes; taken any position with respect to taxes that is inconsistent with a position taken in a prior period; adopted or changed any accounting method in respect of taxes; entered into any closing agreement or settlement in respect of taxes; made any concession of any material claim or assessment in respect of taxes; or entered into any tax sharing agreement or similar agreement;

(xiii) made any material changes in the amount and scope of insurance coverage relating to the CTC Business;

(xiv) sold, leased, transferred, or assigned any assets relating to the CTC Business, other than in the Ordinary Course of Business or under §5(h) hereunder;

(xv) imposed any Lien, other than a Permitted Lien, upon any of the assets of the CTC Business, tangible or intangible;

(xvi) made any capital expenditures outside the Ordinary Course of Business, or failed to make any budgeted capital expenditures in relation to the CTC Business;

(xvii) made any capital investment in, or any loan to, or any guaranty for the benefit of any other Person;

(xviii) created, incurred, assumed, or guaranteed any indebtedness, which will survive the Closing Date, except in the Ordinary Course of Business and as set forth in the Financial Statements (other than the footnotes thereto);

(xix) directly or indirectly engaged in any transaction or entered into any amendment or termination of any arrangement with any officer, director, shareholder or other Affiliate, other than compensation paid in the Ordinary Course of Business;

(xx) with respect to any CTC Workers, entered into any collective bargaining agreement or modified the terms of or terminated any existing such contract or agreement;

(xxi) entered into any memorandum of understanding, grievance settlement, conciliation or any other agreement or commitment to or relating to any labor union or implemented any plant closing or layoff of employees that could implicate the WARN Act;

(xxii) suffered any labor dispute, other than routine non-material grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of any member of the Company Group or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(xxiii) made any change to its cash management practices or method of accounting or accounting policies, methods or practices (including any change in depreciation or amortization policies or rates) that are material or out of the Ordinary Course of Business, or delayed or postponed the payment of any accounts payable or other Liabilities relating to the CTC Business that are material or out of the Ordinary Course of Business;

(xxiv) made any material changes in the manner in which it extends discounts or credits to customers or otherwise deals with customers or in the manner in which it markets its products or services; or

(xxv) waived any material benefits of, or agreed to modify in any material respect, any confidentiality, standstill, non-solicitation or similar agreement to which any member of the Company Group is a party or relates to the CTC Business;

(xxvi) created, amended, modified or cancelled any (A) power of attorney, B) contract or agreement prohibiting any member of the Company Group from freely engaging in any business or competing anywhere in the world, including any nondisclosure or confidentiality agreements or (C) any non-competition or similar agreements that restrict the geographic or operational scope of the CTC Business, or the actions of any employee of any member of the Company Group or any employee of Seller or any of Seller’s Affiliates that will be transferred to the Company Group in connection with the transactions contemplated by this Agreement;

(xxvii) expanded into any new line of business, or incurred any capital expenditures, Liabilities in connection therewith; except for the transactions contemplated by this Agreement, acquired or agreed to acquire by merger, consolidation or otherwise, or agreement to acquire a substantial portion of the assets of, or in any other manner, any business of any other Person; or

(xxviii) modified any commitment to do or committed to any of the foregoing.

(i) Legal Compliance. Except as set forth on Schedule 4(i), each member of the Company Group has materially complied, and the CTC Business is in material compliance, with all applicable Laws. Neither Seller nor any member of the Company Group has received written notice of any material violation of any Law.

(j) Tax Matters.

(i) The Company Group has timely filed all Tax Returns that it was required to file, all such Tax Returns were true and correct in all respects and the Company Group has timely paid all Taxes shown thereon as owing.

(ii) Except as set forth on Schedule 4(j)(ii), none of the Company Group’s Tax Returns are currently the subject of any audit or examination, nor have any unpaid deficiencies been assessed against or agreed to by the Company Group.

(iii) Except as set forth on Schedule 4(j)(iii), the Company Group has not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(iv) Each member of the Company Group is a party to a Tax sharing agreement as more particularly described in Schedule 4(j)(iv).

(v) No past due Taxes, nor penalties or interest thereon, are owed in respect of any calendar year ending prior to January 1, 2006.

(vi) The reserves and other provisions for Taxes on the books of the Company Group are adequate for all open years and for their current fiscal period.

(vii) To Knowledge of Seller there are no proposed assessments of any additional Taxes against any member of the Company Group by any Governmental Authority or any basis for any such assessment (whether or not reserved against).

(viii) No member of the Company Group has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) and has no liability for the Taxes of any person under Treas. Reg. §1.1502-6 (or any similar provision of any other law), as a transferee or successor, by contract, or otherwise (other than persons members of the consolidated group the common parent of which is Seller). The consolidated group of which Seller is the parent has timely filed all Tax Returns that it was required to file, all such Tax Returns were true and correct in all respects and such group has timely paid all Taxes shown thereon as owing. None of such Tax Returns are currently the subject of any audit or examination, nor have any unpaid deficiencies with respect to such Tax Returns been assessed by any Governmental Authority or agreed to by Seller.

(ix) Company is not, and has not been within the applicable period set forth in Code §897(c)(1)(A)(ii), a “United States real property holding corporation” within the meaning of Code §897(c)(2).

(x) There are no Liens related to the nonpayment of Taxes upon any of the assets of the Company, except Permitted Liens.

(xi) No member of the Company Group is required to include in income any adjustment under Code §481(a) by reason of a change in accounting method initiated by a member of the Company Group, and no Governmental Authority has proposed any such adjustment or change in accounting method.

(xii) No member of the Company Group is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of other law).

(k) Real Property.

(i) No member of the Company Group owns real property.

(ii) Schedule 4(k)(ii) sets forth the address of each Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Seller has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Schedule 4(k)(ii), with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the

Company Group’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Knowledge of Seller, there are no disputes with respect to such Lease; (iii) neither Seller (if applicable) nor any member of the Company Group nor, to the Knowledge of Seller, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iv) no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (v) neither Seller (if applicable) nor any member of the Company Group owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (vi) except for the Headquarters Lease, the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, any member of the Company Group; (vii) neither Seller (if applicable) nor any member of the Company Group has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof except for use of common space in accordance with the terms of the such Lease; (viii) neither Seller (if applicable) nor any member of the Company Group has collaterally assigned or granted any other security interest in such Lease or any interest therein; and (ix) there are no Liens or encumbrances on the estate or interest created by such Lease.

(iii) To the Knowledge of Seller, there is no condemnation, expropriation or other proceeding in eminent domain pending or, threatened, affecting any Leased Real Property or any portion thereof or interest therein.

(l) Intellectual Property.

(i) Schedule 4(l)(i) lists all of the following that are owned or used by each member of the Company Group in the operation of the CTC Business: (A) patented or registered Intellectual Property Rights (including Internet domain names), (B) pending patent applications or other applications for registration or patent of other Intellectual Property Rights, (C) all computer software material to the operation of the CTC Business (other than mass-marketed Software with a replacement cost and/or annual license fee of less than $25,000) and (D) trade or corporate names, material unregistered trademarks, and material unregistered service marks.

(ii) Each member of the Company Group owns and possesses (and at the Closing will continue to own and posses), free and clear of all Liens, all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable written license, all Intellectual Property Rights necessary for or used in the operation of the CTC Business as presently conducted (together with the Intellectual Property Rights owned by the each member of the Company Group, collectively, the “Company Intellectual Property Rights”).

(iii) Except as set forth on Schedule 4(l)(iii), the Software included in the Company Intellectual Property Rights (“Company Software”) is not subject to any “copyleft” or other obligation or condition (whether present or contingent) (including any obligation or condition under any “open source” license) that (i) requires, or conditions the use or distribution of such Software on, the disclosure, licensing, or distribution of any source code for any portion of such Software or (ii) otherwise imposes any limitation, restriction, or condition on the right or ability of any member of the Company Group to use, license or distribute any Software.

(iv) All of the Company Intellectual Property Rights required to be set forth on Schedule 4(l)(i) are valid, subsisting and enforceable, and none of the Company Intellectual Property Rights have been misused. Each member of the Company Group takes all necessary or reasonable measures and follows all practices common in the industry to protect and enforce the Company Intellectual Property, including (A) the secrecy, confidentiality and value of its trade secrets and other confidential information, (B) requiring each current and former employee and independent contractor of each member of the Company Group to enter into agreements with such member or members of the Company Group pursuant to which he or she agrees to protect the confidential information of the member or members of the Company Group and assign to such member or members of the Company Group all Intellectual Property Rights created in the course of his or her engagement with the member or members of the Company Group, and (C) protecting the secrecy and confidentiality of the source code of all computer software programs and applications of which it is the owner or licensee by having and enforcing a policy requiring any licensees (or sublicensees) of such source code to enter into license agreements with appropriate use and non-disclosure restrictions. To the Knowledge of Seller, the owners of any Intellectual Property Rights licensed to each member of the Company Group have taken all necessary or reasonable actions to maintain and protect the Intellectual Property Rights subject to such licenses.

(v) The computer systems, including the Software, firmware, hardware, networks, interfaces, and related systems (collectively, “Systems”) owned or used by each member of the Company Group in the conduct of the CTC Business (“Company Systems”) are sufficient for the immediate and anticipated future needs of each member of the Company Group, including as to capacity and ability to process current and anticipated peak volumes in a timely manner. All Systems, other than Software, used in the CTC Business are (A) owned and operated by and are under the control of a member of the Company Group and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of any member of the Company Group, (B) will be made available to the members of the Company Group pursuant to the Transition Services Agreement or (C) will be made available to members of the Company Group pursuant to the License Agreement. In the last twelve (12) months, the Company Systems have not experienced any material disruption, interruption, failure, breakdowns, bugs or outage.

(vi) Except as set forth on Schedule 4(l)(vi), (A) there are no claims against any member of the Company Group that were either made within the past six (6) years, are presently pending, or to the Knowledge of Seller, threatened, contesting the validity, use, ownership, enforceability or registrability of any of the Company Intellectual Property Rights and, to the Knowledge of Seller, there is no reasonable basis for any such claim, (B) no member of the Company Group has infringed, misappropriated or otherwise conflicted with, and the operation of the CTC Business as currently conducted and as proposed to be conducted does not infringe, misappropriate or otherwise conflict with, any Intellectual Property Rights or other rights of other Persons, and no member of the Company Group has received any notices regarding any of the foregoing (including, any demands or offers to license any Intellectual Property Rights from any other Person), and (C) to the Knowledge of Seller, no third party has infringed, misappropriated or otherwise conflicted with any of the Company Intellectual Property Rights. All of the Company Intellectual Property Rights and the Company Systems shall be owned or available for use by a member of Company Group immediately after the Closing (A)

on terms and conditions substantially similar to those under which such member of the Company Group owned or used the Company Intellectual Property Rights and the Company Systems immediately prior to the Closing, (B) subject to the terms and conditions of the Transition Services Agreement or (C) subject to the terms and conditions of the License Agreement. The Company Intellectual Property Rights are not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use thereof.

(vii) Except as set forth on Schedule 4(l)(vii), each member of the Company Group is in compliance with HIPAA and has implemented all measures required for it to comply with HIPAA and all other applicable data protection or privacy Laws and healthcare Laws. Each member of the Company Group is in compliance with any privacy policies or related policies, programs or other notices that apply to any member of the Company Group’s collection or use of Protected Health Information (as defined in HIPAA). Each member of the Company Group has entered into, where required, and is in compliance with the terms of all Business Associate (as defined in HIPAA) agreements to which such member of the Company Group is a party or otherwise bound. Except as set forth on Schedule 4(l)(vii), no member of the Company Group has received any written inquiries from the U.S. Department of Health and Human Services or any other Governmental Authority regarding such Company Group’s compliance with HIPAA, and the policies and procedures of the members of the Company Group have not been rejected by any applicable certification organization which has reviewed such policies and procedures, or to which such policies and procedures have been submitted, for HIPAA compliance. To the Knowledge of Seller, no Business Associate of any Group Company is in violation of HIPAA.

(viii) Except as set forth on Schedule 4(l)(viii), (A) no source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of a member of the Company Group, (B) each member of the Company Group has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of a member of the Company Group, and (C) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company Software to any Person who is not, as of the date of this Agreement, an employee of any member of the Company Group.

(m) Contracts.

(i) Schedule 4(m)(i) sets forth a list, as of the date hereof, of each contract or agreement, whether written or oral, as amended or modified, to which each member of the Company Group is a party or by which it is bound or pursuant to which its assets are subject to a Lien (other than a Permitted Lien) (collectively, the “Contracts”):

(A) which provides for future payments thereunder of more than $75,000 per year, including all such Contracts which are (1) Contracts for capital expenditures, (2) customer or vendor Contracts or (3) Contracts related to any uncompleted order for the purchase or sale by any member of the Company Group of materials, supplies, equipment or services;

(B) which restricts the kinds of businesses in which each member of the Company Group may engage or the geographical area in which each member of the Company Group may conduct the CTC Business;

(C) which is an indenture, mortgage, loan agreement or other Commitment for lending or the borrowing of money, a line of credit or a guarantee of any Liability of another Person;

(D) which is a collective bargaining agreement;

(E) involving any Intellectual Property Rights (other than licenses to customers granted in the Ordinary Course of Business or for mass-marketed Software with a replacement cost and/or annual license fee of less than $25,000);

(F) which is a joint venture, partnership or similar agreement;

(G) which is a Lease, or any other lease requiring annual payments in excess of $25,000;

(H) which is an agreement with an employee or consultant requiring annual payments in excess of $100,000;

(I) which is a sales agency or similar agreement;

(J) which is a severance agreement providing for benefits in excess of those available to all employees;

(K) which will result in any payment, sale bonus, stay bonus, or change of control payments relating to the Closing of the transactions contemplated by this Agreement;

(L) which is a settlement, conciliation or similar agreement pursuant to which any member of the Company Group will be required, as of the execution date of this Agreement, to pay consideration individually in excess of $50,000 or in the aggregate in excess of $100,000 or to satisfy monitoring or reporting obligations to any Governmental Authority outside the Ordinary Course of Business;

(M) which is a contract or agreement for the supply of goods or services to or from any Governmental Authority;

(N) which is a material agreement concerning confidentiality;

(O) which is an agreement between any member of the Company Group, Seller or any Affiliate of Seller and any officer, director, shareholder or employee of any member of the Company Group;

(P) which is a profit sharing, incentive, option, share purchase, stock appreciation, deferred compensation or other material plan or arrangement for the benefit of any member of the Company Group’s current or former directors, officers and employees (other than Employee Benefit Plans provided by Seller for the benefit or employees of the Company Group listed on Schedule 4(q)(i); or

(Q) which is not of any of the foregoing types of Contracts but is material to the CTC Business or was not made in the Ordinary Course of Business.

(ii) Except as set forth on Schedule 4(m)(ii), (i) each of such Contracts is a valid and binding obligation of the members of the Company Group party thereto in full force and effect and is enforceable against each member of the Company Group party thereto in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws now or hereinafter in effect relating to creditors’ rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (ii) no member of the Company Group nor, to Knowledge of Seller, any other party is in material breach or default under any Contract, and no event has occurred which with notice or lapse of time or both would constitute a material breach or default, or permit termination, modification, or acceleration, under any Contract, (iii) no member of the Company Group nor, to Knowledge of Seller, any other party has repudiated any material provision of any Contract, (iv) no member of the Company Group has received written notice that any party intends to cancel or terminate or to exercise or not to exercise any option to renew under any Contract, (v) subject to obtaining the consents thereunder listed on Schedule 4(c), the transactions contemplated hereby do not conflict in any material respect with such Contract, and (vi) each Contract will be available to Buyer on the same terms and conditions immediately following the Closing.

(n) Powers of Attorney. There are no outstanding powers of attorney or similar agreements or grants of agency executed on behalf of any member of the Company Group.

(o) Litigation. Except as set forth in Schedule 4(o), no member of the Company Group (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, complaint, proceeding, hearing, grievance, change or investigation, at law or in equity, of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction. To Knowledge of Seller, no such action, suit, complaint, proceeding, hearing, grievance, change or investigation against any member of the Company Group has been threatened and remains unresolved.

(p) Insurance. Schedule 4(p) sets forth a list, as of the date hereof, of all casualty, general liability and other insurance maintained by the Company Group (the “Insurance Policies”) and self-insurance plans, listing the policy number, policy period, name of carrier, nature of risks covered and deductible/self-insurance retention. Each of the Insurance Policies is in full force and effect and no written notice has been received by any member of the Company Group from any insurance carrier purporting to cancel coverage under any of the Insurance Policies. Since January 1, 2001, there are no historical gaps in insurance coverage. Current coverage limits under the Insurance Policies have not been exhausted or significantly diminished as a result of claims paid. Except as set forth on Schedule 4(p), there are no pending claims against the Insurance Policies by any member of the Company Group and there are no claims made pursuant to any Insurance Policy to which the insurers have denied Liability. Timely premium payments have been made with respect to all of the Insurance Policies.

(q) Employee Benefits.

(i) Schedule 4(q)(i) lists each Employee Benefit Plan.

(ii) Each Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA and the Code and all other applicable Laws.

(iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due or owing for time periods ending prior to or as of the Closing Date have been made to each Employee Benefit Plan that is an Employee Pension Benefit Plan or properly accrued. All premiums or other payments that are due or owing for time periods ending prior to or as of the Closing Date have been paid with respect to each Employee Benefit Plan that is an Employee Welfare Benefit Plan or properly accrued.

(iv) Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code §401(a), and to Knowledge of Seller there are no facts or circumstances that would adversely affect the qualified status of any such Employee Benefit Plan.

(v) No member of the Company Group or any other “disqualified person” (within the meaning of Code §4975) or any “party in interest” (within the meaning of ERISA §3(14)) has engaged in any “prohibited transaction” (within the meaning of Code §4975 or ERISA §406) with respect to any of the Employee Benefit Plans which could subject any of the Employee Benefit Plans, or any member of the Company Group or any officer, director or employee thereof to a penalty or Tax. No fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan. No action, suit, proceeding, hearing, audit, investigation or other claim with respect to any Employee Benefit Plan (other than routine claims for benefits) is pending or, to Knowledge of Seller, threatened.

(vi) As of the last day of the most recent prior plan year, the market value of assets under each Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equaled or exceeded the present value of Liabilities thereunder (determined in accordance with then current funding assumptions).

(vii) No member of the Company Group or any ERISA Affiliate has incurred any Liability to the PBGC or otherwise under Title IV of ERISA (including any withdrawal Liability) with respect to any Employee Benefit Plan that is an Employee Pension Benefit Plan.

(viii) No member of the Company Group or any ERISA Affiliate maintains, sponsors, contributes to, or has any Liability under (or with respect to): any “defined benefit plan” (as defined in ERISA §3(35)); any Multiemployer Plan; any “multiple employer welfare arrangement” (as defined in ERISA §3(40)); or (iv) any “multiple employer plan” within the meaning of ERISA §210 or Code §413(c).

(ix) Each member of the Company Group and each ERISA Affiliate have complied with the requirements of COBRA. Each member of the Company Group has no Liability to provide medical or life or other welfare benefits to any current or future retired or terminated employee, officer, director or contractor (or any dependent thereof) or to any other Person.

(x) Each member of the Company Group has no Liability with respect to any “employee benefit plan” (as defined in ERISA §3(3)) solely by reason of being treated as a single employer under Code §414 with any Person other than a member of the Company Group.

(xi) The transactions contemplated by the Agreement will not cause the acceleration of vesting in, or payment of, any benefits under any Employee Benefit Plan and will not otherwise accelerate or increase any Liability under any Employee Benefit Plan.

(r) Labor and Employment Matters. Except as set forth on Schedule 4(r), with respect to each member of the Company Group: (i) there are no pending, or to Knowledge of Seller threatened, labor or employment controversies, including (without limitation) any action, suit, proceeding, hearing, charge, complaint, grievance or investigation alleging unlawful harassment, employment discrimination, unfair labor practices, unpaid wages, unlawful wage or immigration practices, unlawful layoff practices, or unlawful tax withholding practices that, if adversely decided, could reasonably be expected to have a material effect on the CTC Business; (ii) no member of the Company Group is a party to any collective bargaining agreement; (iii) no union organizing efforts are underway or, to Knowledge of Seller, threatened; (iv) there is no strike, slowdown, work stoppage, lockout or other material job action underway, or to Knowledge of Seller, threatened, and no such job action has occurred in the past three (3) years; (v) with respect to this transaction, any notice required under any Law or contract has been or prior to Closing will be given, and any bargaining obligations with any employee representative have been or prior to Closing will be satisfied; and, (vi) within the past three (3) years, no member of the Company Group has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law, regulation or ordinance (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Buyer.

(s) Environmental, Health and Safety Matters. Except as otherwise provided in Schedule 4(s).

(i) Company has for the past five years complied and is in compliance with all applicable Environmental, Health and Safety Requirements.

(ii) Company has not received any written notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including without limitation any investigatory, remedial or corrective obligations, relating to Company or its past or current operations or facilities arising under Environmental, Health and Safety Requirements.

(iii) Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Materials) so as to give rise to any current or future liability or corrective or remedial obligation under any Environmental, Health and Safety Requirements.

(iv) Company has not assumed or otherwise become subject to any liabilities of any other Person under any Environmental, Health and Safety Requirements.

(v) Seller and Company have furnished to Buyer all environmental audits, assessments and reports and all other documents materially bearing on environmental, health or safety liabilities, in each case relating to the past or current properties, facilities or operations of Company, its affiliates, and predecessors, that are in their possession or under their reasonable control.

(vi) This §4(s) contains the sole and exclusive representations and warranties of Seller with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health and Safety Requirements.

(t) Undisclosed Liabilities. No member of the Company Group has any Liabilities that would be required by GAAP to be reflected on its balance sheet, other than (i) Liabilities that are reflected on the face of the Balance Sheet (explicitly excluding the notes thereto); (ii) Liabilities disclosed on Schedule 4(t); and (iii) liabilities arising since the Most Recent Fiscal Year End in the Ordinary Course of Business.

(u) Certain Business Relationships. Except as listed on the Schedule 4(u), no officer, director, employee or Affiliate of Seller or any member of the Company Group has (i) been involved in any business arrangement or relationship with any member of the Company Group within the past 12 months (other than the relationship as an officer, director, employee), which is not reflected in the Financial Statements; (ii) owns any asset, tangible or intangible, which is used in the CTC Business; or (iii) provides any services to the CTC Business (other than the services of an officer, director or employee).

(v) Change of Control Payments. Except as set forth in Schedule 4(v), there are no agreements between any member of the Company Group and any employee, former employee, officer or director or any employee, former employee, officer or director of Seller or any Seller Affiliate that may require any member of the Company Group to make a payment as a result of the transactions contemplated by this Agreement (whether or not such Person remains in its position and whether such payment would be due at or following the Closing).

(w) Notes and Accounts Receivable. Except as set forth in Schedule 4(w) and for reserves set forth on the face of the Most Recent Balance Sheet, all notes and accounts receivable of each member of the Company Group reflected on the Financial Statements or the books and records of the Company Group are reflected properly on its books and records, are valid receivables arising from bona fide sales actually made or services actually performed in the Ordinary Course of Business, to the Knowledge of Seller, subject to no setoffs or counterclaims.

(x) Customers and Suppliers. Schedule 4(x) attached hereto lists the ten (10) largest customers and ten (10) largest suppliers of the Company Group in connection with the CTC Business for the fiscal years ended December 31, 2004 and December 31, 2005 and the nine-month period ending September 2006. Except as set forth on Schedule 4(x), no material supplier of any member of the Company Group has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to such member of the Company Group, and no customer has indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from any member of the Company Group.

(y) Service Guarantees. All of the services delivered by the Company Group to its customers have conformed in all material respects with all written contractual commitments and all express or implied guarantees. Schedule 4(y) includes copies of the terms and conditions of the standard service contracts for each member of the Company Group.

(z) Disclaimer of Other Representations and Warranties. Except as expressly set forth in §3(a) and §4, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of the Company Group or any of its assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in §3(a) and this §4, Buyer is purchasing the Company Shares on an “as-is” basis.

§5.	Pre-Closing Covenants.

(a) General. Each of the Parties will use reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements (including satisfaction of the Closing conditions set forth in §7 below).

(b) Notices and Consents. Seller shall give any required notices to third parties as set forth on Schedule 4(c), and Seller will use or cause a member of the Company Group to use its reasonable best efforts (including payment of all transfer, consent and similar fees at Seller’s sole expense) to obtain any third party consents set forth on Schedule 4(c) above. Buyer shall give any required notices to third parties, and Buyer will use its commercially reasonable efforts to obtain any third party consents required. Each of the parties hereto shall give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of any Governmental Authorities, if required.

(c) Operation of Business. Except as contemplated by this Agreement, Seller shall and shall cause each member of the Company Group to operate the CTC Business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as expressly contemplated hereunder and except as approved by Buyer in writing in advance (which approval shall not be unreasonably withheld (determined solely from the perspective of Buyer)), Seller will not engage or allow any member of the Company Group to engage in any practice, take or fail to take any action, or enter into any transaction of the sort described in §4(h)(iv) through §4(h)(xxviii) above with respect to the CTC Business.

(d) Preservation of Business. Seller will use and shall cause the Company Group to use commercially reasonable efforts to keep the CTC Business substantially in the same condition as of the date of this Agreement, normal wear and tear excepted, including its present operations, physical facilities, working conditions, Insurance Policies, and relationships with lessors, licensors, suppliers, customers, and employees.

(e) Access of Buyer. Seller will permit representatives of Buyer and its professional advisors to have reasonable access, during normal business hours, to all premises, properties, books, records (including Tax records), contracts, and documents of or pertaining to Seller or the Company Group relating to the CTC Business; provided that any such investigation by Buyer and its representatives shall be conducted in such a manner as not to interfere unreasonably with the normal operations of the CTC Business. Buyer agrees that it will not communicate, and agree to use commercially reasonable efforts to cause its employees, representatives and agents not to communicate, with any employee or customer of Seller or the Company Group regarding the transactions contemplated hereby without the express consent of an officer of Seller or the Company Group.

(f) Notice of Developments. From the date of this Agreement until the Closing Date, Seller shall promptly notify Buyer of:

(i) receipt of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iii) any material action, suit, contract claim or dispute, investigation, audit or proceeding commenced or, to Knowledge of Seller, threatened against, relating to or involving or otherwise affecting Seller or the Company Group which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to §3(a) or §4 or which relates to the consummation of the transactions contemplated by this Agreement;

(iv) any material variances in any of its representations and warranties contained in this Agreement or, upon the discovery thereof, the existence of any material breach of any representation or warranty contained herein or the occurrence of any event that could cause any representation or warranty contained herein to be materially false and incorrect;

(v) any breach of any covenant hereunder by Seller; and

(vi) any event, condition, change or development which, alone or together with all other events, conditions, changes or developments, has had or could reasonably be expected to have a Material Adverse Effect;

provided, that any such notice, shall not amend or be deemed to amend any representation, warranty, covenant or Schedule contained herein, nor shall it waive, limit or otherwise affect a condition to Closing set forth in §7 or affect any of Buyer’s right under §9(b).

(g) Exclusivity. Seller shall not, directly or indirectly (including through any authorized agent), initiate, encourage, solicit, conduct or continue any negotiations or discussions with any third party other than Buyer and its respective agents, Affiliates, advisors, representatives and financing sources, relating to any sale of its capital stock, the CTC Business or any significant portion of the assets of the Company Group, or a merger or other business combination that would include the CTC Business, or provide information to any third party in respect to any of the foregoing. Seller shall promptly notify Buyer if any inquiries or solicitations are received subsequent to the date hereof with respect to any such actual or potential proposals and provide copies to Buyer of any written proposals or correspondence relating thereto or summaries including the identity of the parties and terms of the inquiries or solicitations if such are not in writing.

(h) Asset Transfer. On or before the Closing, Seller shall (i) transfer all tangible and intangible assets (other than any Leased Real Property or any Excluded Asset) that are used or held for use in the conduct of the CTC Business on the date hereof but are owned by Seller or its Affiliates (other than a member of the Company Group) to a member of the Company Group and (ii) transfer all Excluded Assets owned by a member of the Company Group to Seller, with respect to Intellectual Property Rights, in each case in accordance with the Assignment Agreement.

(i) Repayment of Indebtedness; Release of Liabilities. Prior to the Closing Seller shall repay, or cause to be repaid (i) all indebtedness for borrowed money of the Company Group set forth on Schedule 5(i), including all intercompany debt owed to Seller or any of its Affiliates and (ii) all Transaction Expenses. Prior to the Closing, Seller shall obtain the release of each member of the Company Group party to any guarantee of any Liability of Seller or any Seller Affiliate.

(j) Termination of Affiliate Transactions. Prior to the Closing, Seller shall cause each Contract that is or should have been listed on Schedule 4(m)(i)(O) or Schedule 4(u) (other than any Continuing Affiliate Contract) to be terminated in its entirety such that no party thereto shall have any further rights, duties or Liabilities of any nature whatsoever with respect thereto.

§6.	Covenants.

(a) Non-Competition/Non-Solicitation.

(i) For a period of five (5) years from and after the date hereof, Seller shall no, nor permit any Seller Affiliate directly or indirectly, to engage in the CTC Business or finance, loan money to, form, acquire, control, consult for an enterprise that competes with the CTC Business (in whole or in part) anywhere in the world; provided, however, that each of the following shall not constitute engaging in the CTC Business:

(A) ownership of less than 5% of the outstanding stock of any publicly traded corporation that competes with the CTC Business shall not be deemed to be engaged in the CTC Business solely by reason of such stock ownership;

(B) providing indemnity health insurance products and related services, managed care products and related services, health plan administration services, and services as an intermediary, contractor or subcontractor for federal or state government health plans and programs including Medicare, Medicaid and Tricare, all as in effect from time to time;

(C) providing POC-2 Product related product and services as constituted from time to time;

(D) providing any product or service (or an integrated suite of interoperable products) offering functionality that is the same or equivalent to any of the PPMS Functionality, any of the EMRS Functionality, or any of the RCMS Functionality, so long as the product or service (or integrated suite of interoperable products) does not offer so much of any aspect of the PPMS functionality, the EMRS functionality, or the RCMS Functionality, as would position such product or service in the market place as a suitable alternative to or replacement for such aspect of the Company’s Physician Practice Management System product, Company’s Electronic Medical Records System product, or Company’s Revenue Cycle Management System product, all as presently constituted.

(ii) For a period of two (2) years from and after the date of this Agreement (the “Non-Solicitation Period”), no member of the Company Group (or any of its Subsidiaries) nor Seller (or its Affiliates) shall directly or indirectly: (A)(1) induce or attempt to induce any officer, employee, representative or agent of the other Party (an “Employee”) to leave the employ of such Party, (2) hire any person who was an Employee at any time during the Non-Solicitation Period, except such persons whose employment with the originally employing Party was terminated by such Party or (3) in any other way interfere with the relationship between the employing Party and any Employee; provided, that the foregoing restrictions shall not apply to any offer of employment made pursuant to any general advertising or general solicitation by either Party or its Affiliates; or (B) in any way interfere with the relationship between any customer, supplier, licensee or business relation and any member of the Company Group (including making any negative or disparaging statements or communications regarding Buyer or the Company Group or their respective businesses); provided, however, that the restrictions set forth in this §6(a)(ii) shall not apply to any Affiliate of ABRY Partners, LLC or any portfolio company of an investment fund managed by ABRY Partners, LLC (other than Buyer or the Company Group) so long as such Affiliate and portfolio company are not acting at the direction of Buyer.

(iii) Each Party agrees that (A) the covenants set forth in this §6(a) are reasonable in temporal and geographical scope and in all other respects, and (B) the covenants contained herein have been made in order to induce each Party to enter into this Agreement. Buyer and Seller intend that the covenants of this §6(a) shall be deemed to be a series of separate covenants, one for each county or province of each and every state, territory or jurisdiction of each country within the territory and one for each month of the periods. If, at the time of enforcement of this §6(a), a court shall hold that the duration or scope stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by Law.

(b) Confidentiality. From and after the Closing Date, neither Party (nor its Affiliates) shall disclose to any third party any Confidential Information of the other Party or its Affiliates; provided, however, this restriction shall not apply to a disclosure of Confidential Information: (i) to the disclosing Party’s employees, contractors or other agents with a legitimate reason for receiving the Confidential Information and who agree to keep it confidential; or (ii) required by applicable Law or Governmental Authority so long as the disclosing Party attempts in good faith to give the Person whose Confidential Information is being disclosed prior written notice of such disclosure and cooperates with the non-disclosing Party to obtain a protective order or other confidential treatment; provided that such disclosing party shall furnish only that portion of the Confidential Information which it is advised by counsel is legally required to be disclosed.

(c) Use of “Companion” Name and Logo. Within 180 days after the date of this Agreement the Company Group shall (i) cease any and all use of the “Companion” name and associated logo (U.S. Federal Registrations Nos. 1,443,549, 2,299,160, 2,801,805 and U.S. Federal Application No. 78/719,554.), and the domain names listed on Schedule 4(l)(i)(A) that are being transferred to Seller in connection with the Transaction (the “Companion Name and Logo”), and (ii) change Company’s name so as to not include the word “Companion”. During (and only during) the 180-day period following the date of this Agreement, the Company Group shall have the non-exclusive right to use, and Seller hereby grants the Company Group a royalty-free, non-exclusive license to use during such period, the Companion Name and Logo in the CTC Business substantially in the manner used prior to the date of this Agreement solely for the purpose of transitioning the Company Group to a replacement brand. Buyer shall not permit the Company Group, nor any other Person directly or indirectly under Buyer’s direction, supervision or control to: (x) make any use of the Companion Name or Logo in a manner that is illegal, immoral, or damaging to its value; (y) sublicense, transfer or convey any right or interest in the Companion Name or Logo to any other Person, or (z) take any other action inconsistent with or in derogation of Seller’s ownership of and rights in the Companion Name or Logo. Notwithstanding, anything to the contrary herein, the parties agree that after the Closing the Company Group and its Affiliates may use the name “CT Technology” and any derivation thereof without restriction.

(d) Real Property Leases. Seller shall use commercially reasonable efforts to obtain and deliver to Buyer an estoppel certificate with respect to each of the Leases from the other party to such Lease, in form and substance satisfactory to Buyer (the “Estoppel Certificates”).

(e) Employees.

(i) Buyer understands that many of the individuals performing work related to the CTC Business are employees of Seller rather than Company (collectively, the “CTC Workers”). Prior to the Closing, Seller will cause the CTC Workers (except those listed on Schedule 6(e)(i)) to become employees of Company. Buyer anticipates employees of the Company Group and the CTC Workers who become employees of the Company Group shall upon the Closing be eligible to participate in such benefits plans as are generally available to Buyer’s employees. Nothing in this Agreement shall represent a promise or guarantee of future employment for any Person, nor restrict Buyer’s or any of its Affiliates’ right to terminate any employee of Company or any of its Subsidiaries in conformance with applicable Law.

(ii) Except for vacation liabilities and sick pay for the CTC Workers and below, employees of the Company Group as of the Closing Date to the extent properly accrued on the Closing Statement, Seller shall assume, retain and be solely responsible for all Liabilities relating to or at any time arising under or in connection with any Employee Benefit Plan (including, for the avoidance of doubt, the MegaWest Systems, Inc. 401(k) Profit Sharing Plan, the DataFlow Companies, Inc. Employees’ Profit Sharing Plan, the MediQuest 401(k) Plan and the SouthEastern Data Systems, Inc. 401(k) Plan) or any other “employee benefit plan” (as defined in ERISA §3(3)) or other benefit plan, program or arrangement of any kind at any time maintained, sponsored or contributed or required to be contributed to by Seller, any member of the Company Group or any ERISA Affiliate, or with respect to which Seller, any member of the Company Group or any ERISA Affiliate has any Liability. Seller hereby assumes the MegaWest Systems, Inc. 401(k) Profit Sharing Plan, the DataFlow Companies, Inc. Employees’ Profit Sharing Plan, the MediQuest 401(k) Plan and the SouthEastern Data Systems, Inc. 401(k) Plan effective immediately and further assumes all Liabilities with respect thereto. Seller shall take and shall cause the Company Group to take all actions as may be necessary to document the transfer of legal sponsorship of such 401(k) plans to Seller. Seller will deliver to Buyer evidence of such transfer and the authorizing resolutions as soon as practicable after such transfer. Seller hereby agrees that any CTC Worker and any employee of the Company Group as of the Closing Date who (i) as of the Closing Date is receiving or entitled to receive short-term disability benefits and who subsequently becomes eligible to receive long-term disability benefits, or (ii) as of the Closing Date is receiving or entitled to receive long-term disability benefits, shall become eligible or continue to be eligible, as applicable, to receive long-term disability benefits under Seller’s long-term disability plan unless and until such individual is no longer disabled.

(iii) Effective as soon as practicable following the Closing Date, Buyer shall establish a defined contribution plan intended to be qualified under Section 401(a) of the Code (the “Buyer 401(k) Plan”). Following the Closing, Seller shall cause to be transferred (in accordance with the requirements of Section 414(l) of the Code) to the trust under the Buyer 401(k) Plan the aggregate account balances under the Blue Cross and Blue Shield of South Carolina Employee Savings and Salary Reduction Plan (“Seller’s 401(k) Plan”) of those CTC Workers and other employees of Company who had account balances in the Seller’s 401(k) Plan as of the Closing Date. Such transfer (A) shall be made as soon as reasonably practicable after (but in no event later than 90 days after) the date on which the Buyer 401(k) Plan is established, and (B) shall be in cash or, with respect to participant loans or as otherwise agreed to by Buyer in its sole discretion, in kind.

(iv) Nothing contained in this Agreement, express or implied: (A) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (B) shall alter or limit the ability of Buyer, the Company Group or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, (C) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (D) is intended to confer upon any Person (including employees, retirees, or dependents or beneficiaries of employees or retirees) any other rights right as a third-party beneficiary of this Agreement.

(f) Assistance and Cooperation. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting party is entitled to indemnification therefor under §9 below). If any consents listed on Schedule 4(c) hereto are not delivered at Closing, Seller hereby covenants to use its reasonable commercial efforts to obtain such consents after the Closing. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any the Company Group or the CTC Business, the other Party shall cooperate with such Party and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending party is entitled to indemnification therefor under §9 below).

(g) Preservation of Records. Sellers and Buyer agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the CTC Business for a period of seven (7) years (or such shorter date if permitted by applicable Law, but in no event less than three years) from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such Party in connection with, among other things, any insurance claims by, legal proceedings or tax audits against or governmental investigations of Seller or Buyer or any of their Affiliates, or in order to enable the Seller or Buyer to comply with their respective obligations under §10 hereof. Any access provided under this §6(g) shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Party seeking such access shall use its reasonable efforts to minimize any disruption to the business of the Party providing such access. Notwithstanding anything herein to the contrary, no such access shall be permitted to the extent that it would require a Party to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which such Party or any of its Subsidiaries is bound; provided, however, that such party agrees, and agrees to cause its Subsidiaries, to use commercially reasonable efforts to (i) permit disclosure of privileged information under circumstances that would not result in the waiver of any such privilege and (ii) obtain, as promptly as reasonably practicable, the waiver or permission of respective counterparties to such confidentiality obligations so that the Party seeking access may be provided requested information subject thereto. In the event Seller or Buyer wishes to destroy such records before or after such time, such Party shall first give 90 days prior written notice to the other and such other Party shall have the right at its option and expense, upon prior written notice given to such party within that 90-day period, to take possession of the records within 180 days after the date of such notice.

§7.	Conditions to Obligation to Close.

(a) Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction (or waiver by Buyer) of the following conditions:

(i) neither Seller, nor any member of the Company Group shall have suffered or experienced any event, condition, change or development which, alone or together with all other events, conditions, changes or developments, has had or could reasonably be expected to have a Material Adverse Effect;

(ii) the representations and warranties set forth in §3(a) and §4 above (without giving effect to any limitation or qualification based on materiality, including the terms “material” or “Material Adverse Effect”) shall be true and correct on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except for any such representations and warranties that were made as of a specified date, which shall continue on the Closing Date to have been true and correct as of such date), except where the facts, circumstances, changes or events that cause any such representation or warranty not to be so true and correct have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iii) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) materially and adversely affect the right of Buyer to own the Company Shares or to operate the CTC Business, or (D) impose a material obligation (financial or otherwise) on Buyer or the CTC Business after the Closing;

(v) No federal, state, local or foreign Law shall have been adopted or promulgated as of the Closing Date having the effect of making the transactions contemplated herein illegal or otherwise prohibiting consummation of, or making void or voidable, the transactions contemplated herein;

(vi) Seller shall have delivered to Buyer a certificate (A) to the effect that each of the conditions specified in §7(a)(i), (iii) and (iv) above is satisfied in all respects (B) attaching Seller’s and each member of the Company Group’s Certificate of Incorporation and Bylaws, certified as of a date within five (5) days of the Closing Date by the Secretary or State of the State of Seller’s of each member of the Company Group’s jurisdiction of incorporation or by an authorized officer of such Seller, as applicable, as being true, complete and correct copies of such documents, including all amendments, waivers and other changes thereto, (C) good standing certificates of Seller and each member of the Company Group from its jurisdiction of incorporation and each state or foreign jurisdiction where Seller and each member of the

Company Group is qualified to do business, dated within thirty (30) days prior to the Closing and (D) attaching copies of the authorization of Seller and each member of the Company Group (by its board of directors or shareholders, or as otherwise required) of the execution, delivery and performance of Seller or each member of the Company Group of this Agreement and the Related Agreements such Person is party to and the consummation of the transactions contemplated herein and therein and stating that such authorization remains in effect and has not been amended or terminated;

(vii) Seller and each member of the Company Group, as applicable, shall have executed and delivered to Buyer each of the Related Agreements, and such agreements shall be in full force and effect;

(viii) Seller shall have delivered to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Code Section 1445 stating that Seller is not a “foreign person” as defined in Code Section 1445;

(ix) Seller shall have delivered to Buyer evidence of termination and release with respect to all indebtedness or guarantees of indebtedness for borrowed money of the Company Group repaid or released at Closing in accordance with 5(i);

(x) Seller shall have delivered to Buyer evidence of resignation of all officers and directors of the Company Group that Buyer has requested to resign as of the Closing Date;

(xi) Seller shall have delivered to Buyer stock certificates duly endorsed in blank or accompanied by applicable transfer powers of all of the capital stock of each of the members of the Company Group;

(xii) Seller shall have delivered to Buyer the corporate books of each member of the Company Group;

(xiii) Seller shall have procured all of the third-party consents set forth on Schedule 4(c) and delivered copies to Buyer; and

(xiv) Seller and Company shall have entered into a lease for Company’s headquarters located at 8901 Farrow Road, Building 200, Columbia, South Carolina in form and substance satisfactory to Buyer (the “Headquarters Lease”).

The waiver of any condition precedent set forth in this §7(a) shall not effect the rights of Buyer or the Buyer Indemnified Parties under this Agreement.

(b) Conditions to Seller’s Obligation. Seller’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction (or waiver by Seller) of the following conditions:

(i) the representations and warranties set forth in §3(b) above (without giving effect to any limitation or qualification based on materiality, including the terms “material” or “Material Adverse Effect”) shall be true and correct on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except for any such representations and warranties that were made as of a specified date, which shall continue on the Closing Date to have been true and correct as of such date), except where the facts, circumstances, changes or events that cause any such representation or warranty not to be so true and correct have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) No federal, state, local or foreign Law shall have been adopted or promulgated as of the Closing Date having the effect of making the transactions contemplated herein illegal or otherwise prohibiting consummation of, or making void or voidable, the transactions contemplated herein;

(v) Buyer shall have delivered to Seller a certificate (A) to the effect that each of the conditions specified above in §7(b)(i), §7(b)(ii) and §7(b)(iii) above are satisfied in all respects (B) attaching Buyer’s Certificate of Incorporation and Bylaws, certified as of a date within five (5) days of the Closing Date by the Secretary or State of the State of Buyer’s jurisdiction of incorporation by an authorized officer of Buyer as being true, complete and correct copies of such documents including all amendments, waivers and other changes thereto, (C) good standing certificates of Buyer from its jurisdiction of incorporation and each state or foreign jurisdiction where Buyer is qualified to do business, dated within thirty (30) days prior to the Closing and (D) attaching copies of the authorization of Buyer (by its board of directors or shareholders, or as otherwise required) of the execution, delivery and performance of Buyer of this Agreement and the Related Agreements and the consummation of the transactions contemplated herein and therein and stating that such authorization remains in effect and has not been amended or terminated;

(vi) Buyer shall have executed and delivered to Seller each of the Related Agreements and such agreements shall be in full force and effect; and

(vii) Buyer or its Affiliate shall have paid to Seller the Purchase Price pursuant to §2(b).

The waiver of any condition precedent set forth in this §7(b) shall not effect the rights of Seller or the Seller Indemnified Parties under this Agreement.

§8.	Termination.

(a) Events of Termination. Prior to Closing, this Agreement may be terminated:

(i) by mutual written agreement of Seller and Buyer;

(ii) by Buyer by written notice to Seller, if the conditions set forth in §7(a) shall not have been satisfied on or prior to January 31, 2007, in any material respect, other than as a result of an act or failure to act on the part of Buyer or a material breach of any of its obligations contained herein;

(iii) by Seller by written notice to Buyer, if the conditions set forth in §7(b) shall not have been satisfied on or prior to January 31, 2007, in any material respect, other than as a result of an act or failure to act on the part of Seller or a material breach of any of its obligations contained herein.

(b) Effect of Termination. In the event that this Agreement shall be terminated pursuant to §8(a), all further obligations of the parties hereto under this Agreement (other than pursuant to any provision in §11 hereto or any other provision of this Agreement that by its terms survives termination of this Agreement) shall terminate without further Liability of either Party to the other Party hereunder (other than with respect to any breach occurring prior to such termination).

§9.	Remedies for Breaches of this Agreement.

(a) Survival of Representations and Warranties. All of the representations and warranties of Seller contained in §4 hereof (or in any certificate with respect thereto delivered in accordance with §7(a)(vi)) shall survive the Closing hereunder and continue in full force and effect for the period ending at the close of business on March 31, 2008; provided, that the representations and warranties set forth in §4(a), (b), (d), (e), (f), (j), (u) and (v) (or in any certificate delivered with respect thereto in accordance with §7(a)(vi)) (the “Fundamental Representations”) shall survive the Closing and continue in full force and effect forever, subject to any applicable statute of limitations. All of the representations and warranties of the Parties contained in §3 hereof (or in any certificate delivered in accordance with §7(a)(vi) or §7(b)(v)) shall survive the Closing and continue in full force and effect forever, subject to any applicable statutes of limitation. Notwithstanding the above, the obligations for indemnification under this §9 shall not terminate with respect to any Adverse Consequences as to which the Indemnified Party shall have given notice to the Indemnifying Party in accordance with §9(b) or §9(c), as applicable, before the expiration of the applicable survival period for the representation and warranty forming the basis of such claim.

(b) Indemnification Provisions for Buyer’s Benefit. From and after the Closing, Seller shall indemnify Buyer from and against any Adverse Consequences to Buyer, the Company Group and each of their respective directors, officers, employees, Affiliates, stockholders, members, agents, attorneys, representatives, successors and assignees (collectively, “Buyer Indemnified Party”) from and against any Adverse Consequences arising from or relating to:

(i) (A) the failure of any of the representations or warranties made by Seller in this Agreement (or in any certificate with respect thereto delivered in accordance with §7(a)(vi)) to be true and correct in all respects at and as of the date hereof and as of the Closing Date, (B) Liabilities arising from or relating to the matters disclosed on Schedule 4(l)(vii), or (C) Liabilities arising from or relating to the matters disclosed on Schedule 4(l)(vi) involving Billingnetwork Patient, Inc.;

(ii) the breach of any covenant or agreement of Seller (or any member of the Company Group to the extent such covenant or agreement is requested to be performed prior to the Closing) contained in §2(c)(v), §5(h), §6(a)(i), §6(a)(ii), §6(b), §6(e), §6(f), §6(g), §9, §10, §11(b), and §11(c);

(iii) the non-payment of any Taxes imposed on or asserted against the properties, income or operations of the Company Group, or for which any member of the Company Group may otherwise be liable (under Treasury Regulations section 1.1502-6 or similar state, local or foreign law, or otherwise), for all Pre-Closing Tax Periods;

(iv) the non-payment at Closing of any amounts required to be paid pursuant to §5(i) or upon termination of any Contract pursuant to §5(j);

(v) any Employee Benefit Plan;

provided, in the case of clause (i) above, that the applicable Buyer Indemnified Party delivers a written notice seeking indemnification from Seller within the applicable survival period, if any, related to such claim.

(c) Indemnification Provisions for Seller’s Benefit. From and after the Closing, Buyer shall indemnify Seller and its respective directors, officers, employees, Affiliates, stockholders, members, agents, attorneys, representatives, successors and assignees (collectively “Seller Indemnified Parties”) from and against any Adverse Consequences arising from or relating to:

(i) the failure of any of the representations or warranties made by Buyer in this Agreement (or in any certificate delivered with respect thereto in accordance with §7(b)(v)) to be true and correct in all respects at and as of the date hereof and as of the Closing Date; and

(ii) the breach of any covenant or agreement of Buyer (or any member of the Company Group to the extent such covenant or agreement is required to be performed after the Closing) contained herein; provided, in the case of clause (i) above, that the applicable Seller Indemnified Party delivers a written notice seeking indemnification from Buyer within the applicable survival period, if any, related to such claim.

(d) Matters Involving Third Parties.

(i) If any Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) receives written notice from a third party with respect to any matter (a “Third-Party Claim”) which may give rise to a claim for indemnification against Buyer or Seller (the “Indemnifying Party”) under this §9, then the Indemnified Party shall give the Indemnifying

Party written notice of such Third-Party Claim that is sufficiently timely to avoid prejudicing the Indemnifying Party’s ability to defend against the Third-Party claim and describes in reasonable detail the Claim and (if known) the estimated Adverse Consequences that have been or may be suffered by the Indemnified Party with respect to such claim.

(ii) The Indemnifying Party will have the right to assume and conduct the defense of the Third-Party Claim with legal counsel of its choice reasonably satisfactory to the Indemnified Party, which right may be exercised by delivering written notice thereof to the Indemnified Party within 15 days of receipt of notice from the Indemnified Party pursuant to §9(d)(i); provided that the Indemnifying Party shall (A) first demonstrate to the Indemnified Party in writing such Indemnifying Party’s financial ability to provide full indemnification to the Indemnified Party with respect to such matter, and (B) agree in writing to be fully responsible for all Adverse Consequences relating to such matter. In the event the Indemnifying Party assumes a defense, the Indemnified Party shall continue to have the right to be represented by counsel of its choice in connection with the defense at its own expense (for which the Indemnified Party shall not be entitled to indemnification, except that the Indemnifying Party will be responsible for the fees and expenses of such separate counsel if the counsel selected by the Indemnifying Party has a conflict of interest that prevents such counsel from representing the Indemnified Party or if there exists a conflict of interest between the Indemnified Party and the Indemnifying Party), but shall have no right to control or direct the defense. Notwithstanding the above, the Indemnifying Party shall not be entitled to assume control of such defense if (1) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation involving the Indemnified Party; (2) the claim seeks an injunction or equitable relief against the Indemnified Party and the Indemnified Party promptly notifies the Indemnifying Party in writing that each dollar of Adverse Consequences in connection with such claim shall be borne equally between the Indemnifying Party and the Indemnified Party rather than solely by the Indemnifying Party; (3) it is reasonably likely that the Adverse Consequences arising from such Third-Party Claim (if determined in any manner) will exceed the amount the Indemnified Party will be entitled to recover as a result of the limitations set forth in §9(f)(i), if applicable or (4) the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim. The Parties hereto agree to cooperate fully with each other in connection with any defense, and each Party, without cost to the other Party, shall make available to the other Party and its attorneys all books, records and information of such party relating to such defense or such claim. If the Indemnifying Party (i) is not entitled to defend or continue to defend a Third-Party Claim, (ii) does not elect to defend the Indemnified Party against a Third-Party Claim by not giving the Indemnified Party timely notice of its desire to so defend, (iii) after assuming the defense of a Third-Party Claim, fails to take reasonable steps necessary to defend diligently such Third-Party Claim within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense, and any such assumption shall not adversely affect the Indemnified Party’s right to indemnification hereunder with respect to such Third-Party Claim.

(iii) Unless and until the Indemnifying Party assumes the defense of the Third-Party Claim as provided in §9(d)(ii) hereof, however, the Indemnified Party shall defend against the Third-Party Claim in a diligent and reasonable manner through competent legal counsel and the cost and expenses of such defense shall be included as Adverse Consequences subject to indemnification hereunder.

(iv) Settlement of any Third-Party Claim shall require the consent of both the Indemnified Party and the Indemnifying Party, which consent shall not be unreasonably withheld by the Indemnifying Party; provided, however, that: (A) the Indemnified Party shall be required to consent to any settlement that (x) imposes upon the Indemnified Party no burden or obligation other than the payment of monetary damages which are to be paid in full by the Indemnifying Party as a condition concurrent to the effectiveness of the settlement, or (y) does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all Liability in respect of such Third-Party Claim; and (B) notwithstanding the foregoing, the Indemnified Party may settle any Third-Party Claim without the consent of the Indemnifying Party provided that the terms and amount of such settlement shall not be binding on the Indemnifying Party for purposes of determining the Indemnified Party’s entitlement to indemnification hereunder or the amount of any Adverse Consequences.

(e) Determination of Adverse Consequences. All indemnification payments under this §9 shall be paid by the Indemnifying Party net of any Tax benefits actually realized by the Indemnified Party and amounts actually recovered under insurance coverage that may be available to the Indemnified Party (net of any Tax or expenses incurred in connection with such recovery) and shall be adjusted to take into account the time cost of money (using the Applicable Rate as the discount rate). All indemnification payments under this §9 shall be deemed adjustments to the Purchase Price. Notwithstanding anything to the contrary elsewhere in this Agreement, no Party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special, exemplary or punitive damages of such other Person, including loss of future revenue, income or profits, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach hereof.

(f) Certain Limitations on Indemnification.

(i) Except as provided in §9(f)(ii) below, Seller shall not have any indemnification obligations for Adverse Consequences under §9(b)(i) (including any third-party claims) unless the aggregate amount of all Adverse Consequences for which Seller would be liable under such Section exceeds $250,000 (the “Deductible”), and then only to the extent of such excess. In no event (except as provided under §9(f)(ii) below) shall the aggregate indemnification for which Seller is obligated under §9(b)(i) (including any third-party claims) exceed $3,500,000 (the “Cap”).

(ii) The Deductible and Cap limitations set forth in §9(f)(i) shall not apply to claims for indemnification sought under §9(b)(i) with respect to breaches or inaccuracies of (A) any Fundamental Representation, (B) any of the representations and warranties in §3(a) or (C) a representation or warranty constituting fraud or intentional misrepresentation.

(iii) In view of the Deductible, if any representation or warranty contained herein or in any certification with respect thereto delivered pursuant to this Agreement is qualified or limited based on materiality, including the terms “material” or “Material Adverse Effect”, or any dollar amount, such qualification and limitation shall in all respects be ignored and given no effect for purposes of determining whether any breach thereof, inaccuracy therein or Adverse Consequence has occurred and the amount of any such Adverse Consequence.

(iv) No party shall make any claim for indemnification under this §9 in respect of any Adverse Consequence specifically taken into account in the calculation of any adjustment to the Purchase Price pursuant to §2(c).

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Seller’s total liability under this §9 or otherwise in respect of damages or claims in connection with this Agreement or the transactions and agreements contemplated hereby exceed the aggregate amount of the Purchase Price paid by Seller.

(g) Exclusive Remedy. Buyer and Seller acknowledge and agree that the indemnification provisions in this §9 (and §10, with respect to Taxes) shall be the exclusive remedy of Buyer and Seller in connection with any claim or cause of action arising out of or related to this Agreement or the transactions contemplated hereby; provided that Buyer and Seller acknowledge and agree that Buyer would be irreparably damaged in the event of a breach of §2(c)(v), §5(h), §6(a)(i), §6(a)(ii), §6(b), §6(e), §6(f), §6(g), §9, §10, §11(b) or §11(c) this Agreement, that money damages would be an inadequate remedy, that Buyer would have no adequate remedy at law and that Buyer shall be entitled to injunctive or equitable relief (without posting a bond or other security) in order to prevent breaches of such sections of this Agreement and to enforce specifically such sections of this Agreement and the terms and provisions thereof in addition to any other remedy to which it is entitled in law or in equity. Notwithstanding the foregoing, nothing herein shall prevent a party from bringing an action based upon allegations of fraud, intentional misrepresentation or willful misconduct of or with respect to any party in connection with this Agreement or any other agreement or document.

(h) Environmental Remedies. Without limiting the generality of §9(g) hereof, Buyer understands and agrees that its right to indemnification under §9(b) for breach of the representations and warranties contained in §4(s) of this Agreement shall constitute its sole and exclusive remedy against Seller with respect to any environmental, health, or safety matter, including any such matter arising under any Environmental, Health and Safety Requirement. Aside from the right to indemnification under §9(b) of this Agreement, Buyer hereby waives any right, whether arising by statute, at law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from Seller, and hereby releases Seller from any claim, demand, or Liability, with respect to any such environmental, health, or safety matter (including without limitation any arising under any Environmental, Health and Safety Requirements and including any arising under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), any analogous state Law, or the common law).

§10.	Tax Matters.

(a) Pre-Closing Periods. Seller will include the Company Group’s income for the period ending on the Closing Date on its federal consolidated income Tax Return, and on any applicable state or local consolidated, combined or unitary Tax Returns. Without limitation or duplication of the foregoing, Seller shall be liable for the following Taxes (collectively, “Seller Tax Liabilities”): (i) all Taxes imposed upon the Company Group with respect to any taxable period ending on or before the Closing Date (a “Pre-Closing Tax Period”); and (ii) with respect to any taxable period or portion thereof beginning before and ending after the Closing Date (a “Straddle Period”), all Taxes which are allocable, pursuant to subsection (c) below, to the portion of such taxable period ending on the Closing Date.

(b) Post Closing Periods. Buyer or the Company Group, as applicable, will be solely responsible for the payment of all Taxes of the Company Group which are attributable to (i) any taxable period beginning after the Closing Date (a “Post-Closing Tax Period”) and (ii) the portion of any Straddle Period beginning after the Closing Date.

(c) Allocation Between Periods. In the case of any income or similar Taxes that are payable with respect to a Straddle Period, the portion of such Taxes attributable to a Pre-Closing Tax Period will be determined on the basis of a deemed closing of the books and records of the Company Group as of the close of business on the Closing Date; provided, that annual expenses such as depreciation shall be prorated on a daily basis. In the case of any other Taxes that are payable with respect to a Straddle Period, the portion of such Taxes attributable to the portion of such Straddle Period ending on the Closing Date will be equal to the product of all such Taxes multiplied by a fraction, the numerator of which is the number of days in the Straddle Period from the commencement of such period through and including the Closing Date, and the denominator of which is the number of days in the entire Straddle Period; provided, that appropriate adjustments will be made to reflect specific events that can be identified and specifically allocated as occurring on or prior to the Closing Date or occurring after the Closing Date.

(d) Tax Returns Filing Responsibility. Buyer will prepare and file (or cause to be prepared and filed) in a timely manner all Tax Returns required to be filed by the Company Group (after giving effect to any valid extensions of the due date for filing any such Tax Returns) for any Pre-Closing Tax Period or Straddle Period included in Seller’s Tax Liabilities, other than any consolidated, combined or unitary Tax Returns of Seller on which Company income is included. Buyer will submit such Tax Returns to Seller for review and approval at least ten (10) days prior to the filing date (after giving effect to any valid extensions) for such Tax Returns. Within seven (7) days after receipt of such Tax Returns, Seller will give notice to Buyer of any dispute with respect to such Tax Returns. Buyer and Seller will promptly attempt to resolve any disputes with respect to such Tax Returns; provided, that if they are unable to do so within three (3) days after delivery of notice of the dispute, such disputed items will be resolved in the same manner as disputes with respect to the working capital adjustment under §2(c). Seller will pay to Buyer on or before the date which is the later of the due date of the such Tax Return (after giving effect to any valid extensions), or five (5) days after the final resolution of any dispute, the amount of the Seller Tax Liability as set forth on such Tax Return.

(e) Cooperation. Seller, on the one hand, and Buyer and the Company Group, on the other hand, will provide each other, at no charge, with such cooperation and information as any of them may reasonably request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding with respect to Taxes.

(f) Tax Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Company Group shall be terminated as of the Closing Date and, after the Closing Date, the Company Group shall not be bound thereby or have any Liability thereunder for amounts due in respect of periods ending on or before the Closing Date or otherwise.

§11.	Miscellaneous.

(a) Expenses. Buyer and Seller shall each bear its own costs and expenses (including legal fees and expenses and the fees and expenses of investment bankers or other advisors) incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Any such expenses incurred by or on behalf of Company shall be borne by Seller.

(b) Transfer Taxes. All sales and transfer taxes, deed taxes, conveyance fees, recording charges and similar taxes, fees and charges imposed as a result of the transactions contemplated by this Agreement and the Related Agreements (collectively, the “Transfer Taxes”), together with any interest, penalties or additions to such Transfer Taxes shall be paid by Buyer. Seller and Buyer shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Laws, the amount of any such Transfer Taxes payable in connection therewith; provided that Buyer shall not be required to incur any expenses other than de minimis expenses in order to do so.

(c) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Parties prior to making the disclosure) and; provided, further, that Buyer and its Affiliates may disclose the transactions contemplated hereby in a manner consistent with its past disclosure practices in connection with its acquisitions and dispositions of its portfolio investments, and Buyer’s financing sources or other professional advisors may publish “tombstones” or other customary announcements.

(d) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(e) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(f) Entire Agreement. This Agreement and the Related Agreements and any certificates delivered hereto or thereto constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(g) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates or as collateral to one or more of its financing sources, (ii) designate one or more of its Affiliates to perform its obligations hereunder (in which case Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder) and (iii) assign any or all of its rights and interests hereunder to a buyer in connection with a future sale of Buyer, Company or all or substantially all of the CTC Business or the assets of the Company Group.

(h) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(i) Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(j) Notices. All notices, consents, requests, demands, offers, reports or other communications required or permitted hereunder shall be in writing and sent by a prepaid receipted delivery service of the United States Postal Service, Federal Express, or United Parcel Service to the intended recipient at such Party’s notice address provided for in this Agreement. All such notices or other communications shall be deemed given on the date set forth on the delivery receipt of the delivery service in question. Initially, each Party’s notice address shall as follows:

If to Seller:

Blue Cross and Blue Shield of South Carolina

Legal Department

I-20 at Alpine Road

Columbia, South Carolina 29219

Attention: Judith M. Davis, Esq.

                 General Counsel

Facsimile: (803) 736-2713

With copies (which shall not constitute notice) to:

Nexsen Pruet, LLC

P.O. Drawer 2426 (29202)

1441 Main Street, Suite 1500

Columbia, South Carolina 29201

Attention: Mark L. Bender, Esq.

Facsimile: (803) 253-8277

If to Buyer:

CT Technologies Holdings, LLC 875 N. Michigan Avenue Suite 3640 Chicago, Illinois 60661 Attention: Patrick J. Haynes, III Facsimile: (312) 255-0060

With copies (which shall not constitute notice) to:

ABRY Partners, LLC 111 Huntington Avenue 30th Floor Boston, Massachusetts 02199
Attention:	Jay Grossman Eric Brooks Hilary Grove
Facsimile:	(617) 859-7205
and Kirkland & Ellis LLP Citigroup Center 153 East 53rd Street New York, New York 100022 Attention: Armand Della Monica, Esq. Facsimile: (212) 446-6460

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(k) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of New York without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

(l) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any reference in this Agreement to $ shall mean U.S. dollars. Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with particularity and describes the relevant fact in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant.

(n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules attached to this Agreement are incorporated herein by reference and constitute a part hereof.

(o) Time of the Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

(p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any Party may make service on any other party by sending or delivering a copy of the process to such party to be served at the address and in the manner provided for the giving of notices in §11(j) above. Nothing in this §11(p), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

(q) Waiver of Jury Trial. EACH OF THE PARTIES WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE RELATED AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of December 31, 2006.

BLUE CROSS AND BLUE SHIELD OF SOUTH CAROLINA

By:	/s/ Robert A. Leichtle
	Name:	Robert A. Leichtle
	Title:	CFO, Treas.

CT TECHNOLOGIES HOLDINGS, LLC

By:	/s/ Michael J. Labedz
	Name:	Michael J. Labedz
	Title:	Vice President and Secretary

[Signature Page to the Stock Purchase Agreement]